OEM Cooperation Agreement for Polyurethane Adhesives

Party A (Client): Shenzhen ORB-FT New Material Co., Ltd
Registration address: 6A, Block 2, Du Shi Yang Guang Ming Yuan, Tai Ran Jiu Road, Shenzhen

Party B (Supplier): Sanyou (Tianjin) Polymer Technology Co., Ltd
Registration address: No.6, Taishan Road, Hexi District, Tianjin City

Party A and Party B reach an agreement that Party B manufactures polyurethane adhesives, designed by Party A, with the brand of “ORB” (“OEM”) to Party A for sale. Party A and Party B established the following terms provided for common compliance:

Article one: product, quantity and terms of cooperation

1.1
Name, specification and model of OCM: ORB-DH310 Spot Welding Sealants (300ml per branch, 250KG per barrel), ORB-DH320 Damping Sealants (300ml per branch, 250KG per barrel), ORB-DH330 Sealants (300ml per branch, 250KG per barrel), ORB-DH340 Fold Sealants (300ml per branch, 250KG per barrel),  ORB-DH350 Acupressure Sealants (1-2 KG per piece) and related matching-products.

1.2	Party A sends expected number of rolling orders for one month or more to Party B each month. Party B prepares materials for 30 days’ use.

1.3	Terms of cooperation are two years from May 1 2008 to April 30 2010. Extension of cooperation requires agreement by the two parties.

Article two: package and logo of products

2.1 OCM products use registration trademark “ORB” and other marks, characters and symbols of party A. Party B is not allowed to use registration trademark “ORB” or offer the registration trademark of party A and other marks, characters and symbols authorized by law to use by Party A to any third party without consent by Party A, including any related marks, trademarks, nameplates and company names that easily generate confusion.

2.2 Party A shall obtain the legal right to use the registration trademark “ORB”

2.3 Party B shall use the brand “ORB” in exterior and interior package on request by Party A. The packaging format is provided by Party A.

2.4 Should any infringement against Party A’s trademarks and marks happen, and the infringement is created by a third party who has cooperation relation with Party B, the party B will be noticed to stop production after investigation by the industry and commercial department. Party B is not permitted to deal with the infringement product without consent of Party A if infringement has happened.

2.5 In this agreement Party B is authorized by Party A to manufacture polyurethane adhesives of “ORB” series. Party B only has manufacturing right rather than franchised right and marketing right (two parties require further negotiation under specific circumstance)

Article three Quality guarantee

3.1 Product standard

3.1.1 The OCM products that Party B produces need to be in accordance with Party B’s enterprise standard and Party A’s acceptance criteria as well (refer to Affix 1)

3.2 Product quality

3.2.1 All the OCM products are required to obtain product compliance report from authority of the brand-monitoring department.

3.2.2 Party B shall number the product on the exterior package upon request by Party A.

3.2.3 Party B shall conduct strict product examination and issue examination reports, in order to ensure that the product quality complies with agreement terms and related quality standard.

3.2.4 Party B is required to equip with standard quality-controlled system. Under necessary circumstance, party B ought to provide quality system certificate certified by authority organization, such as TS 16949 certificate.

3.2.5 Party B shall inform Party A in advance provided that any changes of design, specification, substitute raw material and component of the OCM products have happened. Party A needs written consent from Party B if Party A requests any changes.

3.2.6 Party B is responsible for any quality problems in any models of the OCM products in their shell-life and is also responsible for any loss caused by product quality.

3.2.7 Party A is of obligation to transfer market information to Party B, aiming to enhancing product quality. Party B is obliged to provide technical support provided that Party A can not solve customers’ complaint. Party A shall assume the transportation fees; Party B shall assume the fees if the customers’ complaint are caused by Party B.

Article four product price and settlement method

4.1 Party A enjoys preferential rates provided by Party B according to strategic partnership. (the price list is attached as affix two of this agreement); Party B shall negotiate with Party A and give one-month notification if any rates change.

4.2 Settlement method: payment will be made on the 30th of each month.

4.3 The rates stated above keep unchanged in principle. Under the circumstance that market situation has greatly changed, any price variation proposed by one party shall be agreed by the other party and a supplemental agreement need to be signed, otherwise this agreement remains valid.

Article Five: Product Delivery and Transportation

5.1 Party A’s orders are sent to Part B in written format (seal required and fax accepted). In General, Party B is required to deliver the products on time and arrange transportation for Party A. Delivery destination is appointed by Party A and Delivery fees are paid by Party B. Party A’s orders forms and receiving certificates of cargo are parts of this agreement.

5.2 The location of agreement signed: Shenzhen

5.3 If Party A’s technology representatives find that the products provided by Party B do not meet the product requirements standards, Party A has the right to require Party B to improve the product quality. If the following situations occur, Party A can reject to receive:
- Product technology quality doesn’t meet Party A’s quality standards.
- Package has visible blemishes.

5.4 If products are not delivered on time caused by Party B, Party B shall bear the losses. The standard is: 0.05% of total product value.

5.5 If payment is delayed by Party A, Party A will pay penalty: 0.05% of total payment

Article Six: Market Criterion and Coordination

6.1 Party A and B shall pay attention to coordination and cooperation, and establish Market Bulletin and Coordination System; If each party is the exclusive supplier of their customers, another party shall not sell their products to such customers.

6.2 Establish Price Bulletin and Coordination System. When the market price changes, either of Party shall inform counterparty before they change price accordingly. Party A and B shall adjust price under joint consultation, avoiding adverse affect.

6.3 If either of each party violates this article and there is no improvement under another party’s supervision, the party who violates the article shall bear the counterparty’s losses.

Article Seven: Technology Training

7.1 In order to ensure after-sales service, if Party A believes it is necessary, Party B shall provide technology applications training of OEM products to Party A.

7.2 In general, location of training: the office of Shenzhen ORB-FT New Materials Co., Ltd, travel fees of trainers are assumed by Party B.

Article Eight: Obligation of Confidentiality

Both of parties are responsible for Obligation of Confidentiality. Either party shall not disclose any information about OEM production and use OEM information in any situation.

Article Nine: During term of agreement, any dispute between two parties shall be resolved by discussion. If failed, each of them can proceed a litigation.

Article Ten: Any supplement of this agreement shall be presented by written format and has the same legal effect as this agreement.

Article Eleven: The agreement becomes effective upon sealed and signed. There shall be two copies, and each party holds one copy.

Party A:	Party B:
Shenzhen ORB-FT New Material Co., Ltd	Sanyou (Tianjin) Polymer Technology Co., Ltd
(Seal)	(Seal)
Address: Room 6A, Blog 2,	Address: No.6 Taishan Road Hexi District
Dushi Yangguang Mingyuan	Tianjin
Tairan Jiu Road
Shenzhen
Legal representative: Junning Ma	Legal representative: Qiaohua Xu
Agent: Shifeng Xie (sign)	Agent: Ziming Wang (sign)
Date: May 10, 2008	Date: May 10, 2008